Exhibit 6

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 4. 2021, by and among The Beauty Health Company, a Delaware corporation (“Parent”), BLS Investor Group, LLC, a Delaware limited liability company (“Sponsor”), LCP Edge Holdco, LLC, a Delaware limited liability company (“Holdco”) and DW Healthcare Partners IV (B), L.P., a Delaware limited partnership (“DWHP” and, together with Holdco, the “Company Stockholders”). Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to such term in the Agreement and Plan of Merger, dated as of December 8, 2020, by and among LCP Edge Intermediate, Inc., a Delaware corporation (the “Company”), Parent, Hydrate Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Hydrate Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”) and Holdco (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Company Stockholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Holders’ Parent Common Stock (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holders hereby agree not to, during the period commencing from the Closing and through the earlier of (x) the one hundred and eightieth (180) day anniversary of the date of the Closing and (y) the date after the Closing on which Parent consummates a Change of Control (as defined below) (the “Lock-Up Period”): sell, transfer to another or otherwise dispose of, in whole or in part, the Restricted Securities, whether any such transaction is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing, a “Prohibited Transfer”). The foregoing sentence shall not apply to:

(A) the transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution, on death by will or intestacy to a member of such Holders’ immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of such Holders’ immediate family or an affiliate of such person or pursuant to a qualified domestic relations order;

(B) the transfer of any or all of the Restricted Securities to any Permitted Transferee; or

(C) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;

provided, however, that in any of cases (A) or (B), it shall be a condition to such transfer that the transferee, if not a Company Stockholder, enters into a written agreement with the Company agreeing to be bound by the restrictions herein; provided, further, that in any of cases (A) or (B) such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Change of Control” shall mean any bona fide third-party tender offer, merger, consolidation or other similar transaction the result of which is that (i) any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of Parent or (ii) all of the Company’s stockholders have the right to exchange their shares of Parent Common Stock for cash, securities or other property.

As used in this Agreement, the term “Permitted Transferee” shall mean:

(i) as a distribution to the direct or indirect general partners, limited partners, shareholders, members of, stockholders, unitholders or owners of similar equity interests in a Holder;

(ii) to any affiliate of a Company Stockholder or to any fund or other entity controlled or managed by such entity or any of its affiliates, or to an investment manager or investment advisor of a Company Stockholder or an affiliate of any such investment manager or investment advisor; or

(iii) to a nominee or custodian of a person or entity to whom a distribution or transfer would be permissible under (i) or (ii) above.

The Holders further agree to execute such agreements as may be reasonably requested by Parent that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Parent may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY

4, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Parent with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time.

(b) Third Parties. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(c) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules that would require the application of the laws of another jurisdiction). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such claim or cause of action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(D).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) one (1) Business Day after deposit with a nationally recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five (5) Business Days after mailing via U.S. certified mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Parent:
Vesper Healthcare Acquisition Corp. 1819 West Avenue, Bay 2 Miami Beach, FL 33139
Attention:	Brenton L. Saunders
Manisha Narasimhan
Email:	Brent.Saunders@vesperhealth.com
Manisha.Narasimhan@vesperhealth.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Andrew R. Brownstein
Igor Kirman
DongJu Song
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
DSong@wlrk.com

If to Sponsor:
BLS Investor Group, LLC 1819 West Avenue, Bay 2
Miami Beach, FL 33139
Attention:	Brenton L. Saunders
Manisha Narasimhan

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Andrew R. Brownstein
Igor Kirman
DongJu Song
Email:	ARBrownstein@wlrk.com
IKirman@wlrk.com
DSong@wlrk.com

If to Holdco: LCP Edge Holdco, LLC c/o Linden Capital Partners LLC 150 North Riverside Plaza, Suite 5100
Chicago, IL 60606
Attention:	Brian Miller
Kam Shah
Email:	bmiller@lindenllc.com
kshah@lindenllc.com

with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Robert A. Wilson, P.C.
Maggie D. Flores
Email:	robert.wilson@kirkland.com
maggie.flores@kirkland.com

If to DWHP: DW Healthcare Partners IV (B), LP 1413 Center Drive, Ste 220
Park City, Utah 84098
Attention:	Doug Schillinger
Email:	dschillinger@dwhp.com

with a copy to (which shall not constitute notice): Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Robert A. Wilson, P.C.
Maggie D. Flores
Email:	robert.wilson@kirkland.com
maggie.flores@kirkland.com

(g) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of Parent then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by Parent, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or Parent and any other party hereto or any failure or delay on the part of a Holder or Parent in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Parent. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(h) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of any of the Holders under any other agreement between any of the Holders and Parent or any certificate or instrument executed by any of the Holders in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of any of the Holders under this Agreement.

(k) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

THE BEAUTY HEALTH COMPANY

By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	Executive Chairman

BLS INVESTOR GROUP LLC

By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	Managing Member

LCP EDGE HOLDCO, LLC

By:	/s/ Kamlesh Shah
	Name:	Kamlesh Shah
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

DW HEALTHCARE PARTNERS IV (B), L.P.

By:	DW Healthcare Management IV, LP
Its:	General Partner

By:	DW Healthcare Management IV GP, LLC
Its:	General Partner

By:	/s/ Doug Schillinger
	Name:	Doug Schillinger
	Title:	Authorized Person

[Signature Page to Lock-Up Agreement]